Exhibit EX-99.77K

On January 20, 2011, the Board of Trustees of Fidelity Charles Street Trust (1940 Act SEC File No. 811-3221 and 1933 Act File No. 2-73133) determined not to retain PricewaterhouseCoopers LLP as the independent accountants for Fidelity Asset Manager 30%, Fidelity Asset Manager 40% and Fidelity Asset Manager 60% (collectively the "funds") for the 2011 fiscal period. This action was approved by the funds’ audit committee on January 19, 2011. PricewaterhouseCoopers LLP’s reports on the funds’ financial statements for the two most recent fiscal years ended September 30, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the funds' two most recent fiscal years ended September 30, 2010 and 2009, and through January 20, 2011, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years. During the funds' two most recent fiscal years ended September 30, 2010 and 2009, and through January 20, 2011, there have been no reportable events (as defined in Regulation S-K item 304(a)(1)(v)) with PricewaterhouseCoopers LLP. A copy of a letter from PricewaterhouseCoopers concerning their agreement with these statements is attached as exhibit EX-99.77K to this item 77K.

One January 19, 2011, the audit committee approved Deloitte & Touche LLP as the funds’ independent accountants for the 2011 fiscal period and the Board of Trustees approved the appointment on January 20, 2011.

May 31, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Fidelity Funds Listed in Appendix A (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Sub-Item 77K of Form N-SAR of Fidelity Charles Street Trust dated May 31, 2011. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP

Appendix A

Fund Registrant

Fidelity Asset Manager 30% Fidelity Charles Street Trust

Fidelity Asset Manager 40% Fidelity Charles Street Trust

Fidelity Asset Manager 60% Fidelity Charles Street Trust